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                                                                EXHIBIT 99.1

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Engineered Support Systems, Inc.
Schedule II - Valuation and Qualifying Accounts
(in thousands)

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                                                                        Additions
                                                              -----------------------------
                                             Balance at       Charged to         Charged to                            Balance at
                                             beginning        costs and            other                                at end
            Description                      of period         expenses           accounts           Deductions        of period
            -----------                      ---------         --------           --------           ----------        ---------

Year ended October 31, 2005
    Allowance for doubtful accounts            $ 90             $                  $1,236(1)           $  266            $1,060
    Inventory reserves                          535              116                                      397               254

Year ended October 31, 2004
    Allowance for doubtful accounts            $211                                                       121                90
    Inventory reserves                          790              849                                    1,104               535

Year ended October 31, 2003
    Allowance for doubtful accounts            $281               36                                      106               211
    Inventory reserves                          819              956                                      985               790

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(1) This amount represents the allowance for doubtful accounts recorded by
Spacelink International, LLC (Spacelink) as of February 1, 2005, the effective date of the acquisition of Spacelink by ESSI. Under the terms of the related purchase agreement, if any of the acquired accounts receivable
(net of the allowance for doubtful accounts) have not been collected by the first anniversary date of the closing date of the acquisition, then the sellers shall be liable to ESSI for the amount of any uncollected receivables to the extent they are in excess of the $1,236 allowance for doubtful accounts.
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